EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Appointment of Transportation and Logistics Executive Jack Holmes to Board of Directors
HOUSTON, Texas, May 4, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the appointment of Jack Holmes to its Board of Directors.
Mr. Holmes has more than 40 years of experience in the transportation and logistics industry through corporate leadership roles as well as service on government advisory boards and on the board of directors for several public and private companies in the industry. He spent his entire professional career at United Parcel Service (“UPS”), beginning as a part-time worker unloading trailers while also attending college, then advancing to leadership positions in operations, engineering and human resources, and retiring as President and CEO of UPS Freight in 2016. Mr. Holmes also led the transition team for UPS’s acquisition of Overnite Transportation, the company’s largest-ever domestic acquisition, now UPS Freight.
Following his retirement, Mr. Holmes has served on several corporate boards. Currently, he serves as an independent director, chair of the governance committee and member of the audit and compensation committees for Werner Enterprises (NASDAQ: WERN), a multi-billion dollar truckload carrier. Additionally, he is chair of the board for EmergeTMS, a transportation and technology company serving shippers and carriers; and he serves as a board member for Redwood Logistics, one of the nation’s leading logistics providers and LaserShip, a regional parcel carrier focused on e-commerce. Previously, Mr. Holmes served as chair of the board of 10-4 Systems, where he led the transportation and technology company through its sale to Trimble Technologies.
In 2013, Mr. Holmes was selected by the Secretary of the U.S. Department of Transportation to join the National Freight Advisory Committee, where he was appointed co-Chair and served for two terms. He has also served on the board of directors of the American Transportation Research Institute and he received the Chairperson’s award from the National Shippers Strategic Transportation Council for lifetime achievement in the transportation industry.
Sharon Gabrielson, Chair of Sharps’ Board of Directors, stated, “We are very pleased to announce Jack’s addition to our Board. With his distinguished career and corporate leadership experience in the transportation and logistics industry, he brings extensive knowledge that we believe will benefit Sharps in its current growth mode.”
Jack Holmes commented, “Sharps is at an exciting point in its development as it continues to grow its leadership role as provider of comprehensive medical waste solutions, servicing both the small to medium quantity generator space and also as a solution provider for the proper disposal of unused, patient dispensed medications. With its unique ability to offer customers a combination of multiple logistics-related offerings, I believe the Company is uniquely positioned to capitalize on the opportunities it’s seeing in the marketplace and I’m excited to offer my experience and perspective to assist the management team.”
David P. Tusa, the Company’s Chief Executive Officer and President added, “We welcome Jack and look forward to leveraging his background and experience as we continue to grow the company through its three primary revenue streams addressing the $1 billion medical waste market and the $1 billion unused medication disposal market. We have increased our route-based footprint to 32 states, or 70% of the U.S. population, which we believe will facilitate our ability to win and service larger opportunities. We believe Jack’s extensive experience in the transportation and logistics industries, coupled with his public company knowledge, will be beneficial to Sharps. The management team welcomes and looks forward to working with Jack.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living/ long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a thirty-two (32) state region of the South, Southeast, Midwest and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe harbor statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com